ATSG Revenues, Earnings Up Sharply in 2017
CAM to Purchase More Boeing 767s for Freighter Conversion and Deployment

WILMINGTON, OH, February 27, 2018 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, air cargo transportation and related services, today reported consolidated financial results for the quarter ended December 31, 2017.

•	4Q Revenues increased $101.3 million, or 46 percent, to $323.0 million
- Revenues for all of 2017 rose 39 percent to $1.1 billion
ATSG's leasing, airlines, maintenance and logistics businesses all recorded double-digit revenue increases before eliminations for the fourth quarter.

•	4Q GAAP Earnings from Continuing Operations were $94.1 million, $1.60 per share basic
- 2017 GAAP Earnings were $21.7 million, $0.37 per share basic

•	4Q Adjusted Earnings increased 73 percent to $20.7 million, $0.30 per share diluted
- 2017 Adjusted Earnings were $61.1 million, or $0.90 per share diluted, up 63 percent
Adjusted Earnings from Continuing Operations exclude, among other items, a $59.9 million benefit from the effects of the 2017 Tax Cuts and Jobs Act on ATSG’s net deferred tax liabilities at the end of 2017, and $14.9 million in net gains from warrants issued to Amazon.com Service, Inc. Adjusted Earnings and other adjusted amounts referenced below are non-GAAP financial measures, and are reconciled to GAAP results in a table later in this release.

•	4Q Adjusted EBITDA increased 43 percent to $80.8 million
- 2017 Adjusted EBITDA up 27 percent to $267.9 million
Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), is defined and adjusted in a table later in this release.

•	2017 Capital expenditures were $296.9 million, up 12 percent
ATSG’s 2017 capex spend was lower than earlier projected. Two 767 feedstock aircraft will be purchased in the first quarter of 2018 instead of 2017.
Joe Hete, President and Chief Executive Officer of ATSG, said, “Our 2017 results reflect substantial gains in the operational effectiveness and expanded flight schedules of our airlines during peak season, strong contributions from our other businesses, and growth in our leased freighter fleet, including external leases covering fifty of our sixty-one Boeing 767s. We also assured our access to low-cost capital with a $120 million increase in our credit facility and a $259 million offering of convertible senior notes. With our attractive asset mix expanding into the narrow-body sector, strong cash-flow generation, and lower federal tax rates, we are well positioned for continued growth in the future.”
Business Developments
CAM to Acquire Additional 767s for Freighter Conversion
ATSG's Cargo Aircraft Management subsidiary has secured purchase commitments for three more 767-300 aircraft this year for freighter conversion. These are in addition to the eight already slated for conversion and deployment during 2018. Based on ATSG's rights to conversion slots, it expects to complete modification of two of the three additional 767s by year-end 2018.
“We continue to see robust global demand for our expanding fleet of 767 freighters, and are confident we will have customers waiting for these as they emerge from our pipeline,” Hete said. "Eighty-seven percent of our 767 fleet will be under multi-year dry leases by the end of 2018. We expect strong returns from these fleet investments, thanks to our experience in acquiring, converting, and deploying midsize freighters, our unique array of support services, and e-commerce trends driving worldwide investments in regional express networks.”
ATSG Board Increases Share Repurchase Authorization
Directors of ATSG recently approved the expansion of ATSG’s authorized share repurchase program from $100 million to $150 million. At the end of 2017, ATSG’s cumulative share repurchases under the program were $85.1 million, including $11.2 million repurchased in 2017.
Segment Results
Cargo Aircraft Management (CAM)

CAM	Fourth Quarter		Year
($ in thousands)	2017	2016	2017	2016
Aircraft leasing and related revenues	$57,813	$51,721	$223,546	$199,598
Lease incentive amortization	(4,226)	(2,140)	(13,986)	(4,506)
Total CAM revenues	$53,587	$49,581	$209,560	$195,092
Pre-Tax Earnings	$15,940	$16,759	$61,510	$68,608
Significant Developments:

•
CAM's fourth quarter revenues increased $4.0 million, or 8 percent, to $53.6 million. Those revenues were reduced by $4.2 million of non-cash amortization of warrant-related Amazon lease incentives, approximately twice as much as during the year-earlier quarter. CAM’s full-year 2017 revenues increased 7 percent, and 12 percent excluding warrant-related lease incentives.

•
CAM was leasing fifty 767s to external customers as of Dec. 31, 2017, nine more than a year earlier, and one 737-400 freighter. Three 767s and one 737 were deployed during the fourth quarter. CAM’s pre-tax earnings declined for the fourth quarter and full year 2017 from year-ago levels. Higher earnings from additional leased aircraft in service were offset by an increase in warrant-related lease incentives, higher interest expense that included non-cash amortization related to ATSG's September 2017 convertible offering, and increased depreciation from its larger fleet.

•
CAM expects to deliver ten 767s and one 737 to lease customers by the end of 2018. The first of the 767s was delivered to Northern Aviation Services in January under a multi-year lease commitment. One other 767 and the remaining 737 in modification are expected to be delivered to customers before the end of the first quarter of 2018.

ACMI Services

ACMI Services	Fourth Quarter		Year
($ in thousands)	2017	2016	2017	2016
Revenues
Airline services	$127,152	$105,011	$459,272	$410,598
Reimbursables	51,198	30,045	155,469	82,261
Total ACMI Services Revenues	178,350	135,056	614,741	492,859

Pre-Tax Earnings (Loss)	11,317	(4,953)	2,476	(32,125)
Significant Developments:

•
Airline services revenues increased 21 percent to $127.2 million in the fourth quarter and 12 percent to $459.3 million for the year. Pre-tax earnings improved substantially to $11.3 million for the quarter and $2.5 million for the year, versus losses in the related 2016 periods.

•
Principal factors contributing to the profitability gains were increased revenues from additional CMI customer flying, lower scheduled airframe maintenance expense, reductions in premium pilot pay and training from year-ago levels, and improved efficiency and on-time service performance. 2017 pre-tax earnings included a $5.3 million charge for transferring ATSG's employee pension obligations via a third-party annuity contract.

•	ATSG’s airlines were operating five more CAM-owned aircraft at the end of 2017 vs. 2016. Billable block hours increased 26 percent for the fourth quarter and 22 percent for 2017.

•
In February 2018, ATI reached a tentative agreement with the union representing its pilot group for amendments to their collective bargaining agreement that would extend the agreement for four years. The tentative agreement is subject to ratification by the pilots, the voting for which is to be held by the end of March.

Ground Services/Other Activities
ATSG created Ground Services, a new reportable segment effective for the fourth quarter, that includes the results of its operations providing gateway services, postal center management services, and maintenance of ground and material handling equipment. The results of ATSG’s remaining activities previously included under Other Activities, including its aircraft maintenance services and conversion services businesses, and corporate expenses, are reflected below under Other.

Ground Services	Fourth Quarter		Year
($ in thousands)	2017	2016	2017	2016
Revenues	$72,085	$44,463	$206,631	$116,796
Pre-Tax Earnings	2,118	1,754	9,369	10,603
Significant Developments:

•
Total revenues from all ground services in the fourth quarter were $72.1 million, up 62 percent. External customer revenues increased by 63 percent versus the fourth quarter of last year to $71.5 million, and by 78 percent to $204.2 million for the year. Material handling services provided at gateways for Amazon were the single largest contributor to revenue growth in Ground Services.

•	Earnings decreased $1.2 million for the year, principally reflecting the termination of hub services for Amazon in Wilmington in May 2017.

Other	Fourth Quarter		Year
($ in thousands)	2017	2016	2017	2016
Revenues	$61,567	$40,484	$227,205	$145,743
Pre-Tax Earnings	(371)	1,782	4,355	6,020
Significant Developments:

•
Total revenues from other activities in the fourth quarter were $61.6 million. External customer revenues from other activities increased $25.7 million to $36.8 million for the fourth quarter and increased $65.3 million to $108.9 million for the year. Pemco, acquired in December 2016, accounted for $79.5 million of the group’s revenues of $227.2 million during 2017.

•
The fourth-quarter pre-tax loss of $371 thousand compared with a profit of $1.8 million a year ago. Additional earnings from expanded aircraft maintenance and modification services were offset by reduced aviation fuel sales, higher administrative expenses and ATSG’s share of losses from its minority investment in a European airline.

Outlook
ATSG expects that its Adjusted EBITDA from Continuing Operations for 2018 will be approximately $310 million, or a 16 percent increase from 2017, as ten 767-300 freighters enter service during the year. One 737-400 freighter will enter service in March.
"Our outlook for 2018 is very positive," Hete said. "We have firm customer commitments for all six of the 767 freighters we expect to deploy in the first half, and strong interest from customers for the others. We expect that as e-commerce retailers come to rely even more on air express networks to satisfy their customers’ need for speed, demand for the unique blend of aircraft assets and services that ATSG provides will remain strong."
ATSG projects 2018 capital expenditures of $300 million, roughly equivalent to what was spent in 2017, principally for purchases of additional 767 aircraft and related freighter modification costs.
ATSG will also continue to invest in the design and certification of new narrow-body freighter variants of the Next Gen Boeing 737-700, and via a joint venture, the Airbus 321-200. The first converted A321 is targeted to be re-delivered to its launch customer in 2019.
ATSG's loss carryforwards, along with accelerated tax depreciation associated with our capital investments will be used to offset and reduce future federal income tax liabilities. ATSG does not expect to pay significant federal income taxes until 2023 or later. The Company estimates its effective tax rate for 2018, excluding the effects of the stock warrant re-measurement, related incentive amortization, and the benefit of the stock compensation, will decline to approximately 24 percent due to the lower federal corporate tax rates.
Revenue Recognition
Beginning in 2018, revenues related to the cost of aircraft fuel, certain contracted aviation services and airport related expenses that are directly reimbursed to ATSG and controlled by the customer will be reported net of the corresponding expenses. ACMI Services revenues included $155.5 million of such revenues in 2017. Similarly, revenues from contracts that ATSG arranges for cargo handling and related services will also be reported net of the corresponding expenses. The Ground Services segment included $134.0 million of such revenues in 2017.
Segment Reporting
For the fourth quarter of 2017, ATSG reported its results in three reportable segments - Cargo Aircraft Management (CAM), ACMI Services, and Ground Services, plus Other businesses. As a result of the effects of the revenue recognition changes described above, and other factors, the company’s reportable segments will change again in 2018. First-quarter 2018 results will be reported in three segments, CAM, ACMI Services, and MRO Services, the latter consisting primarily of results of the company’s aircraft maintenance and conversion businesses. Businesses that were included in the Ground Services segment in the fourth quarter of 2018 will be reported as Other Activities in 2018.

Conference Call
ATSG will host a conference call on February 28, 2018, at 10 a.m. Eastern time to review its financial results for the fourth quarter and full year 2017. Participants should dial 800-708-4540 and international participants should dial 847-619-6397 ten minutes before the scheduled start of the call and ask for conference pass code 46504139. The call will also be webcast live (listen-only mode) via www.atsginc.com.
A replay of the conference call will be available by phone on February 28, 2018, beginning at 2 p.m. and continuing through March 7, 2018, at (888) 843-7419 (international callers (630) 652-3042); use pass code 46504139#. The webcast replay will remain available via www.atsginc.com for 30 days.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. including its division, Pemco World Air Services, Inc. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's (ATSG's) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, changes in market demand for our assets and services; our operating airlines' ability to maintain on-time service and control costs; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; fluctuations in ATSG's traded share price, which may result in mark-to-market charges on certain financial instruments; the number, timing and scheduled routes of our aircraft deployments to customers; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-382-5591

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
REVENUES	$322,971	$221,675	$1,068,200	$768,870

OPERATING EXPENSES
Salaries, wages and benefits	76,832	66,196	282,211	231,667
Depreciation and amortization	42,728	35,891	154,556	135,496
Maintenance, materials and repairs	40,605	28,155	141,575	119,123
Fuel	48,445	28,963	149,579	87,134
Contracted ground and aviation services	53,809	24,827	147,092	57,491
Travel	6,847	5,122	27,390	20,048
Landing and ramp	7,933	3,932	22,271	13,455
Rent	3,538	3,110	13,629	11,625
Insurance	1,369	1,121	4,820	4,456
Other operating expenses	7,194	6,218	31,782	24,627
	289,300	203,535	974,905	705,122

OPERATING INCOME	33,671	18,140	93,295	63,748
OTHER INCOME (EXPENSE)
Net loss on financial instruments	20,424	(14,664)	(79,789)	(18,107)
Interest expense	(5,365)	(3,089)	(17,023)	(11,318)
Loss from non-consolidated affiliate	(2,190)	—	(3,135)	—
Interest income	31	33	116	131
	12,900	(17,720)	(99,831)	(29,294)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	46,571	420	(6,536)	34,454
INCOME TAX EXPENSE	47,520	(1,175)	28,276	(13,394)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	94,091	(755)	21,740	21,060

EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	1,026	2,287	(3,245)	2,428
NET EARNINGS (LOSS)	$95,117	$1,532	$18,495	$23,488

EARNINGS (LOSS) PER SHARE - CONTINUING OPERATIONS
Basic	$1.60	$(0.01)	$0.37	$0.34
Diluted*	$1.11	$(0.01)	$0.36	$0.33

WEIGHTED AVERAGE SHARES - CONTINUING OPERATIONS
Basic	58,733	59,083	58,907	61,330
Diluted	68,987	59,083	59,686	62,994

Revenues and operating expenses include the activities of PEMCO World Air Services, Inc., a wholly owned subsidiary, for periods since its acquisition by ATSG on December 30, 2016. Certain historical expenses have been reclassified to conform to the presentation above.

*For additional information about the calculation of diluted earnings per share, see accompanying schedule.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,699	$16,358
Accounts receivable, net of allowance of $2,445 in 2017 and $1,264 in 2016	109,114	77,247
Inventory	22,169	19,925
Prepaid supplies and other	20,521	19,123
TOTAL CURRENT ASSETS	184,503	132,653

Property and equipment, net	1,159,962	1,000,992
Lease incentive	80,684	54,730
Goodwill and acquired intangibles	44,577	45,586
Convertible note hedges	53,683	—
Other assets	25,435	25,369
TOTAL ASSETS	$1,548,844	$1,259,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$99,728	$60,704
Accrued salaries, wages and benefits	40,127	37,044
Accrued expenses	10,455	10,324
Current portion of debt obligations	18,512	29,306
Unearned revenue	15,850	18,407
TOTAL CURRENT LIABILITIES	184,672	155,785
Long term debt	497,246	429,415
Convertible note obligations	54,359	—
Stock warrant obligations	211,136	89,441
Post-retirement obligations	61,355	77,713
Other liabilities	45,353	52,542
Deferred income taxes	99,444	122,532

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 85,000,000 shares authorized; 59,057,195 and 59,461,291 shares issued and outstanding in 2017 and 2016, respectively	591	595
Additional paid-in capital	471,456	443,416
Accumulated deficit	(13,748)	(32,243)
Accumulated other comprehensive loss	(63,020)	(79,866)
TOTAL STOCKHOLDERS’ EQUITY	395,279	331,902
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,548,844	$1,259,330

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRE-TAX EARNINGS AND ADJUSTED PRE-TAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues
CAM
Aircraft leasing and related revenues	$57,813	$51,721	$223,546	$199,598
Lease incentive amortization	(4,226)	(2,140)	(13,986)	(4,506)
Total CAM	53,587	49,581	209,560	195,092
ACMI Services
Airline services	127,152	105,011	459,272	410,598
Reimbursables	51,198	30,045	155,469	82,261
Total ACMI Services	178,350	135,056	614,741	492,859
Other Activities
Ground services	72,085	44,463	206,631	116,796
Other	61,567	40,484	227,205	145,743
Total Other Activities	133,652	84,947	433,836	262,539
Total Revenues	365,589	269,584	1,258,137	950,490
Eliminate internal revenues	(42,618)	(47,909)	(189,937)	(181,620)
Customer Revenues	$322,971	$221,675	$1,068,200	$768,870

Pre-tax Earnings (Loss) from Continuing Operations
CAM, inclusive of interest expense	15,940	16,759	61,510	68,608
ACMI Services	11,317	(4,953)	2,476	(32,125)
Other Activities
Ground services	2,118	1,754	9,369	10,603
Other	(371)	1,782	4,355	6,020
Net, unallocated interest expense	(667)	(258)	(1,322)	(545)
Net gain (loss) on financial instruments	20,424	(14,664)	(79,789)	(18,107)
Non-consolidated affiliate	(2,190)	—	(3,135)	—
Total Earnings (Loss) from Continuing Operations before Income Taxes	$46,571	$420	$(6,536)	$34,454

Adjustments to Pre-tax Earnings
Add non-service components of retiree benefit costs, net	222	206	6,105	6,815
Add loss from non-consolidated affiliates	2,190	—	3,135	1,229
Add lease incentive amortization	4,226	2,140	13,986	4,506
Add net loss on financial instruments	(20,424)	14,664	79,789	18,107
Adjusted Pre-tax Earnings	$32,785	$17,430	$96,479	$65,111
Non-GAAP financial measures: This report contains non-GAAP financial measures that management uses to evaluate the Company’s historical results. Management believes that these non-GAAP measures assist in highlighting operational trends, facilitate period-over-period comparisons and provide additional clarity about events and trends impacting core operating performance. Disclosing these non-GAAP measures provides insight to investors about additional metrics that the Company’s management uses to evaluate past performance and prospects for future performance.
Adjusted Pre-tax Earnings excludes certain items included in GAAP based pre-tax earnings (loss) from continuing operations because they are distinctly different in their predictability among periods or not closely related to our operations. Presenting this measure provides investors with a comparative metric of fundamental operations while highlighting changes to certain items among periods. Adjusted Pre-tax Earnings should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Earnings (Loss) from Continuing Operations Before Income Taxes	$46,571	$420	$(6,536)	$34,454
Interest Income	(31)	(33)	(116)	(131)
Interest Expense	5,365	3,089	17,023	11,318
Depreciation and Amortization	42,728	35,891	154,556	135,496
EBITDA from Continuing Operations	$94,633	$39,367	$164,927	$181,137
Add non-service components of retiree benefit costs, net	222	206	6,105	6,815
Add losses for non-consolidated affiliates	2,190	—	3,135	1,229
Add lease incentive amortization	4,226	2,140	13,986	4,506
Add net loss on financial instruments	(20,424)	14,664	79,789	18,107

Adjusted EBITDA	$80,847	$56,377	$267,942	$211,794

Management uses Adjusted EBITDA to assess the performance of its operating results among periods. It is a metric that facilitates the comparison of financial results of underlying operations. Additionally, these non-GAAP adjustments are similar to the adjustments used by lenders in the Company’s Senior Credit Agreement to assess financial performance and determine the cost of borrowed funds. The adjustments also exclude the non-service cost components of retiree benefit plans because they are not closely related to on-going operating activities. Management presents EBITDA from Continuing Operations, a commonly referenced metric, as a subtotal toward computing Adjusted EBITDA.

EBITDA from Continuing Operations is defined as Earnings (Loss) from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA is defined as EBITDA from Continuing Operations less financial instrument revaluation gains or losses, non-service components of retiree benefit costs including pension plan settlements, amortization of lease incentive costs recorded in revenue and costs from non-consolidated affiliates.

Adjusted EBITDA and EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP. Adjusted EBITDA and EBITDA from Continuing Operations should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, or as an alternative measure of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

Management presents Adjusted Earnings and Adjusted Earnings per Share from Continuing Operations, non-GAAP calculations, to provide additional information regarding earnings per share without the volatility otherwise caused by the items below. Management uses Adjusted Earnings and Adjusted Earnings per Share from Continuing Operations to compare the performance of its operating results among periods.

	Three Months Ended				Year Ended
	December 31, 2017		December 31, 2016		December 31, 2017		December 31, 2016
	$	$ Per Share	$	$ Per Share	$	$ Per Share	$	$ Per Share

Earnings (loss) from Continuing Operations - basic (GAAP)	$94,091		$(755)		$21,740		$21,060
Gain from warrant revaluation, net tax	(17,551)		—		—		—
Earnings (loss) from Continuing Operations - diluted (GAAP)	76,540	$1.11	(755)	$(0.01)	21,740	$0.36	21,060	$0.33
Adjustments, net of tax
Loss from warrant revaluation [1]	—	—	10,817	0.17	77,464	1.18	13,049	0.20
Lease incentive amortization [2]	2,692	0.04	1,917	0.03	16,400	0.27	3,424	0.05
Pension settlement charge [3]	—	—	—	—	3,400	0.06	—	—
Loss from joint venture [4]	1,395	0.02	—	—	1,997	0.03	—	—
Effect of 2017 tax law [5]	(59,944)	(0.87)	—	—	(59,944)	(1.00)	—	—
Adjusted Earnings from Continuing Operations (non-GAAP)	$20,683	$0.30	$11,979	$0.19	$61,057	$0.90	$37,533	$0.58

	Shares		Shares		Shares		Shares
Weighted Average Shares - diluted (GAAP)	68,987		59,083		59,686		62,994
Additional weighted average shares [1]	—		5,255		7,838		1,940
Adjusted Shares (non-GAAP)	68,987		64,338		67,524		64,934

Adjusted Earnings from Continuing Operations, Adjusted Shares and Adjusted Earnings per Share from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations, Weighted Average Shares - diluted or Earnings per Share from Continuing Operations or any other performance measure derived in accordance with GAAP. Adjusted Earnings and Adjusted Earnings per Share from Continuing Operations should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP.

1.
Removes the unrealized losses for a large grant of stock warrants granted to a customer as a lease incentive and adds the effect of the warrants to the weighted average number of shares. Under U.S. GAAP, these warrants are reflected as a liability and unrealized warrant gains are typically removed from diluted earnings per share (“EPS”) calculations while unrealized warrant losses are not removed because they are dilutive to EPS. As a result, the Company’s EPS, as calculated under U.S. GAAP, can vary significantly among periods due to unrealized mark-to-market losses created by an increased trading value for the Company's shares.

2.	Removes the amortization of the customer lease incentive which is recorded against revenue over the term of the related aircraft leases.

3.	Removes the pension charge to settle certain retirement obligations of former employees through the purchase of a third party group annuity contract during the third quarter of 2017.

4.	Removes losses for the Company's share of development costs for a new joint venture accounted for under the equity method.

5.	Removes the effects of U.S. federal tax rate changes on deferred tax assets and deferred tax liabilities due to the enactment of the Tax Cuts and Jobs Act.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CARGO AIRCRAFT FLEET

Owned Aircraft Types
	December 31,	December 31,	December 31,
	2016	2017	2018 Projected

B767-200	36	36	36
B767-300	16	25	35
B757-200	4	4	4
B757 Combi	4	4	4
B737-400	—	1	2
Total Aircraft in Service	60	70	81

B767-300 in or awaiting cargo conversion	7	6	1
B737-400 in or awaiting cargo conversion	—	1	—
Total Aircraft	67	77	82

Aircraft in Service Deployments
	December 31,	December 31,	December 31,
	2016	2017	2018 Projected

Dry leased without CMI	13	18	32
Dry leased with CMI	28	33	32
ACMI/Charter	18	19	17
Staging/Unassigned	1	—	—